EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


Subsidiaries of Target Logistics, Inc.
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Air Cargo International and Domestic, Inc., a New Jersey corporation
Affiliated Funding Corp., a Delaware corporation
Amertranz Worldwide, Inc., a Delaware corporation
Caribbean Air Services, Inc., a Delaware corporation
Consolidated Air Services, Inc., a Delaware corporation
Target Logistic Services, Inc., a Delaware corporation

Subsidiaries of Amertranz Worldwide, Inc.
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Amertranz Logistics, Inc., a Delaware corporation
Integrity Logistics, Inc., a New York corporation
Amertranz Worldwide De Caribe, Inc., a Puerto Rico corporation

Subsidiaries of Target Logistic Services, Inc.
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Target Airfreight (HK) Ltd., a Hong Kong corporation